Exhibit 99.(n)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-2 of Bain Capital Specialty Finance, Inc. of (i) our report dated February 26, 2020 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Bain Capital Specialty Finance Inc.'s Annual Report on Form 10-K for the year ended December 31, 2019, and (ii) our report dated February 26, 2020 relating to the information set forth in the senior securities table of Bain Capital Specialty Finance, Inc. as of December 31, 2019, 2018, 2017 and 2016, which appears in Exhibit (n)(2) to Bain Capital Specialty Finance Inc.'s Registration Statement on Form N-2 (File No. 333-250965) filed on November 25, 2020. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
February 9, 2021

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